Exhibit 99.1

65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com
Sharon L. Weinstein
Director, Investor Relations
  & Corporate Communications
240 632 5511
FOR IMMEDIATE RELEASE:
GENVEC ANNOUNCES REGISTERED OFFERING OF
$19.7 MILLION IN COMMON STOCK
GAITHERSBURG, MD — December 20, 2006 — GenVec, Inc. (Nasdaq: GNVC) today announced that it has obtained commitments from selected institutional investors to purchase approximately $19.7 million in shares of its common stock in a registered direct offering.
Under the terms of the transaction, GenVec will sell up to 9,609,757 shares of its common stock at a price of $2.05 per share. Net proceeds following the payment of expenses are expected to be approximately $18.3 million. Rodman & Renshaw, LLC acted as the exclusive placement agent and Ferris Baker Watts acted as a financial advisor in connection with this transaction. The offering is expected to close on or about December 21, 2006, subject to certain closing conditions.
GenVec intends to use the net proceeds to fund its research and development programs and their related costs, including conducting clinical trials of its product candidates, the discovery of additional product candidates, capital expenditures and other general corporate purposes.
A shelf registration statement relating to the common stock to be issued in the offering has been filed with the Securities and Exchange Commission and became effective as of April 28, 2005. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained directly from GenVec, Inc., 65 West Watkins Mill Road, Gaithersburg, MD 20878. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.
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Exhibit 99.1
About GenVec
GenVec, Inc. is a biopharmaceutical company developing novel gene-based therapeutic drugs and vaccines. Each of the Company’s therapeutic product candidates uses a common patent-protected technology platform to deliver genes that produce medically beneficial proteins directly at the site of disease. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, seasonal and pandemic flu, and foot and mouth disease. Additional information about GenVec and its portfolio of product candidates is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.
This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. The risks and uncertainties include the risk that the above described transaction will not close as a result of the failure to meet closing conditions, investors may breach or withdraw their commitment, and until closed there is no assurance that it will close or what the total amount may be, and other risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K and 8-K. GenVec is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.
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